                                                                    Exhibit 99.1

CONTACT:                                                   FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



                 BLYTH INDUSTRIES THIRD QUARTER NET SALES UP 22%
                    EPS, AT $0.61, INCREASES 24% YEAR-TO-YEAR

GREENWICH, CT, December 2, 1999: Blyth Industries, Inc. (NYSE:BTH) reported today that third quarter Net Sales increased by 22% to $294,441,000 compared with $240,766,000 a year earlier. Operating Profit rose 24% to $52,162,000 when compared to $42,019,000 in the prior year period. Net Earnings for the quarter were $29,888,000, an increase of 22% over the $24,532,000 reported in the prior year. Diluted Net Earnings Per Share for the third quarter were $0.61, up 24% from $0.49 per share during the same period last year.

Net sales for the nine months ended October 31, 1999 totaled $768,577,000, a 23% increase over the $622,807,000 reported a year ago. Operating profit for the nine months increased 27% from $90,320,000 to $114,843,000. Net earnings of $64,855,000 increased 25% compared to $51,929,000 for the prior year period. Diluted Net Earnings Per Share were $1.33, up 27% compared to $1.05 for the prior year-to-date period.

Commenting on the strong third quarter results, Robert B. Goergen, Chairman of the Board and CEO, said "We are very proud that our continued strong growth pattern has resulted in net sales for the twelve month period ended October 31, 1999 in excess of $1 billion for the first time. Innovative new product introductions, customer expansion, geographic diversification and selective acquisitions have all contributed to this growth."

International sales for the third quarter were up 90% versus a year ago, and international operating profit was up even more. For the nine months, international sales and operating profit were both up approximately 70%. Mr. Goergen further commented that, "following the acquisition of Liljeholmens and the 50% remaining interest in Colony Gift Corp., Blyth European businesses have become an increased proportion of total sales. Today, Blyth Industries is a world leader in home fragrance products, with approximately 30% of our ongoing sales from markets outside of the U.S."

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Turning to operating performance, Mr. Goergen added, "in addition to the strong pattern of sales growth in excess of 20% in each quarter, we have achieved improved operating margins in each of this year's first three quarters as compared to the year-earlier periods. This reflects the relatively higher sales growth of premium products in the U.S., product sourcing benefits in raw materials and accessories across our businesses, and cost efficiencies in manufacturing and distribution."

Blyth Industries, Inc., headquartered in Greenwich, CT, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor lighting products, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative gift bags and tags. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod(R), PartyLite Gifts(R), Carolina Designs(R), Ambria(TM), Canterbury(R), Florasense(R), Jeanmarie(R) and FilterMate(R) and in Europe under Gies, Liljeholmens, Eclipse Candles and Colony. It is also a leading producer of portable heating fuel products sold under the Sterno(R) and Handy Fuel(R) brand names. Net Sales for the twelve months ended October 31, 1999 totaled $1,020,835,000.

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.

This press release contains "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks associated with international sales and foreign products, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999, and in the Company's Annual Report on Form 10-K for the year ended January 31, 1999.

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                             BLYTH INDUSTRIES, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                        Three Months       Three Months         Nine Months         Nine Months
                                                      Ended October 31,  Ended October 31,   Ended October 31,   Ended October 31,
                                                          1999 (1)             1998               1999 (1)             1998
                                                       -------------       -------------       -------------       -------------
Net sales                                              $     294,441       $     240,766       $     768,577       $     622,807
Cost of goods sold                                           131,003             106,392             332,994             265,234
                                                       -------------       -------------       -------------       -------------
    Gross profit                                             163,438             134,374             435,583             357,573
Selling and shipping                                          88,991              74,149             252,781             209,281
Administrative                                                21,470              17,693              65,869              56,441
Amortization of goodwill                                         815                 513               2,090               1,531
                                                       -------------       -------------       -------------       -------------
                                                             111,276              92,355             320,740             267,253
                                                       -------------       -------------       -------------       -------------
    Operating profit                                          52,162              42,019             114,843              90,320
                                                       -------------       -------------       -------------       -------------
Other expense(income)
  Interest expense                                             3,679               1,853               8,055               5,221
  Interest income/other                                         (256)               (131)               (440)               (255)
  Equity in earnings of investee                                 273                (308)              1,549                (106)
                                                       -------------       -------------       -------------       -------------
                                                               3,696               1,414               9,164               4,860
                                                       -------------       -------------       -------------       -------------
    Earnings before income taxes
    and minority interest                                     48,466              40,605             105,679              85,460
Income tax expense                                            18,426              15,923              40,396              33,546
                                                       -------------       -------------       -------------       -------------
    Earnings before minority interest                         30,040              24,682              65,283              51,914
Minority interest                                                152                 150                 428                 (15)
                                                       -------------       -------------       -------------       -------------
    Net earnings                                       $      29,888       $      24,532       $      64,855       $      51,929
                                                       =============       =============       =============       =============

Basic:
    Net earnings per common share                      $        0.62       $        0.50       $        1.34       $        1.06
    Weighted average number of shares outstanding             48,365              49,186              48,558              49,158

Diluted:
    Net earnings per common share                      $        0.61       $        0.49       $        1.33       $        1.05
    Weighted average number of shares outstanding             48,748              49,610              48,925              49,652



                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (Unaudited)

                                                        October 31,         October 31,
                                                          1999(2)              1998
                                                       -------------       -------------
Assets
  Cash and Cash Equivalents                            $      13,533       $      11,420
  Accounts Receivable, Net                                   122,623              86,327
  Inventories                                                231,333             152,536
  Property, Plant & Equipment, Net                           270,129             187,118
  Other Assets                                               110,195              73,201
                                                       -------------       -------------
                                                       $     747,813       $     510,602
                                                       =============       =============

Liabilities and Stockholders' Equity
  Bank Debt                                            $      75,615       $      93,633
  Senior Notes                                                21,429              25,000
  Bond Debt                                                  150,000              --
  Other Liabilities                                          144,170              92,811
  Stockholders' Equity                                       356,599             299,158
                                                       -------------       -------------
                                                       $     747,813       $     510,602
                                                       =============       =============

(1) As a result of the Company's purchases of Liljeholmens Stearinfabriks AB and Colony Gift Corporation Ltd., the results of operations of Liljeholmens and Colony Gift are included in the Consolidated Statement of Earnings of the Company since their dates of acquisition.

(2) The balance sheets of Liljeholmens and Colony Gift are included in the October 31, 1999 Consolidated Balance Sheet of the Company and were not included in the Consolidated Balance Sheet of the Company at October 31, 1998. Before including Liljeholmens and Colony Gift, key balance sheet amounts would be: Accounts Receivable $89,738; Inventory $180,362; Property, Plant & Equipment $210,907; Bank Debt $3,288; Other Liabilities $104,632.